Exhibit 10.1

TAX SHARING AGREEMENT

by and between

THINK FINANCE, INC.

and

ELEVATE CREDIT, INC.

Dated as of May 1, 2014

i

7.4 Third-Party Beneficiaries	10

7.5 Notices	10

7.6 Severability	10

7.7 Headings	10

7.8 Survival of Covenants	11

7.9 Waivers of Default	11

7.10 Amendments	11

7.11 No Double Recovery	11

7.12 Interpretation	11

7.13 Relationship of the Parties	11

7.14 Limitations of Liability	11

ii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), made and entered into effective as of May 1, 2014, is by and between Think Finance, Inc., a Delaware corporation (“Think Finance”), and Elevate Credit, Inc., a Delaware corporation and wholly-owned subsidiary of Think Finance (“Elevate,” and together with Think Finance, the “Parties”). Each of Think Finance and Elevate is sometimes referred to herein as a “Party” and together, as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between Think Finance and Elevate (the “Separation Agreement”).

RECITALS

A. The TF Board has determined that it is in the best interests of Think Finance and its stockholders to create a new corporation that shall operate the Elevate Business.

B. Elevate has been incorporated for this purpose and has not engaged in activities except in preparation for its corporate reorganization and the distribution of its stock.

C. In accordance with the terms and conditions set forth in the Separation Agreement, Think Finance and its applicable Subsidiaries intend for the Separation of the Elevate Business and the Distribution of the Elevate equity to occur on the Distribution Date.

D. The Separation and Distribution together are intended to qualify as a tax-free spin-off pursuant to Sections 355 and 368(a)(1)(D) of the Code (the “Distribution Tax Treatment”).

E. The Parties desire to set forth their rights and obligations with respect to handling and allocating Taxes (as defined herein) due for periods before and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 “AAA Commercial Arbitration Rules” has the meaning set forth in Section 6.3(a).

1.2 “Affiliate” has the meaning set forth in the Separation Agreement.

1.3 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.4 “Ancillary Agreements” has meaning set forth in the Separation Agreement together with the Separation Agreement.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Dispute Notice” has the meaning set forth in Section 6.2.

1.7 “Distribution” has the meaning set forth in the Separation Agreement.

1.8 “Distribution Date” has meaning set forth in the Separation Agreement.

1.9 “Distribution Taxes” means any and all Taxes required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Distribution to qualify for the Distribution Tax Treatment.

1.10 “Distribution Tax Treatment” has the meaning set forth in the recitals to this Agreement.

1.11 “Elevate” has the meaning set forth in the preamble to this Agreement.

1.12 “Elevate Business” has meaning set forth in the Separation Agreement.

1.13 “Elevate Group” has the meaning set forth in the Separation Agreement.

1.14 “Elevate Indemnitees” has the meaning set forth in the Separation Agreement.

1.15 “Elevate Separate Tax Returns” means Tax Returns that include Elevate or one or more members of the Elevate Group but that do not include members of the Think Finance Group, including any such Straddle Returns.

1.16 “Elevate Taxes” means, in each case other than Transfer Taxes and Distribution Taxes, (i) any Income Tax imposed on or payable by any member of the Elevate Group for any Post-Distribution Tax Period (including the portion of any Straddle Period beginning after the Distribution Date) and (ii) any Tax other than Income Tax imposed on or payable by any member of the Elevate Group for any Post-Distribution Tax Period (including the portion of any Straddle Period beginning after the Distribution Date).

1.17 “Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.

1.18 “Income Taxes” means all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, and shall include any addition to Tax, additional amount, interest and penalties, charges or additions imposed with respect to such Taxes.

1.19 “Indemnifying Party” has the meaning set forth in Section 2.1(d).

1.20 “Indemnitee” has the meaning set forth in Section 2.1(d).

1.21 “Indemnity Payment” has the meaning set forth in Section 2.1(d).

1.22 “Parties” has the meaning set forth in the preamble to this Agreement.

1.23 “Post-Distribution Tax Period” means any Tax Period (including the portion any Straddle Period) beginning after the Distribution Date.

1.24 “Pre-Distribution Tax Period” means any Tax period (including the portion of any Straddle Period) ending on or before the Distribution Date.

1.25 “Remitting Party” has the meaning set forth in Section 2.2(e).

1.26 “Restricted Period” means the period beginning on the Distribution Date and ending on the twenty-five (25) month anniversary thereof.

1.27 “Separation Agreement” has the meaning set forth in the preamble to this Agreement.

1.28 “Straddle Period” means a Tax period beginning before and ending after the Distribution Date.

1.29 “Straddle Tax Returns” means all Tax Returns required to be filed by a Party or its Subsidiaries for a Straddle Period.

1.30 “Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions imposed with respect to such Taxes, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

1.31 “Tax Benefit” means an amount by which the Tax liability of the Indemnified Party (or any Subsidiary or Affiliate of the Indemnitee) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Taxing Authority. Where a Party has other losses, deduction, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the indemnity claims shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items.

1.32 “Tax Contest” means any current, pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding concerning Taxes.

1.33 “Tax Dispute” has the meaning set forth in Section 6.1.

1.34 “Taxing Authority” means any governmental authority (whether United States or foreign, and including any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

1.35 “Tax Notice” has the meaning set forth in Section 2.3.

1.36 “Tax Opinion” means an Unqualified Tax Opinion from a professional Tax advisor regarding the U.S. federal income tax consequences of the Separation and Distribution, regardless of whether such opinion is a “reliance opinion” for purposes of Treasury Department Circular 230.

1.37 “Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax laws or under any record retention agreement with any Taxing Authority, in each case filed with respect to or otherwise relating to Taxes for any Pre-Distribution Tax Period (including the portion of any Straddle Period ending on the Distribution Date) or that may otherwise be applicable to the Distribution Tax Treatment.

1.38 “Tax Representation Letter” means any letter containing representations and covenants delivered by the Parties or their Affiliates in connection with the preparation of a Tax Opinion.

1.39 “Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.40 “TF Board” has meaning set forth in the Separation Agreement.

1.41 “TF Group” has the meaning set forth in the Separation Agreement.

1.42 “TF Indemnitees” has the meaning set forth in the Separation Agreement.

1.43 “Think Finance” has the meaning set forth in the preamble to this Agreement.

1.44 “Think Finance Taxes” means, in each case other than Transfer Taxes and Distribution Taxes, any Income Tax imposed on or payable by Think Finance or any of its subsidiaries (including members of the Elevate Group) for any Tax period other than Elevate Taxes.

1.45 “Think Finance Tax Return” means any federal, state, or local Tax Return required to be filed under applicable law by any member of the Think Finance Group, including any such Straddle Tax Returns.

1.46 “Transfer Taxes” means any stamp, sales, use, gross receipts, value added, goods and services, land transfer, or other transfer Taxes imposed in connection with the Separation and Distribution.

1.47 “Transfer Tax Return” means any Tax Return with respect to any Transfer Taxes.

1.48 “Treasury Regulations” means the Treasury regulations promulgated under the Code.

1.49 “Unqualified Tax Opinion” means a reasoned “should” tax opinion from a professional Tax advisor, which opinion is unqualified, or contains only those limitations and qualifications that are reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes. For purposes of this definition, a tax opinion is reasoned if it describes the reasons for the conclusions, including the facts and analysis supporting the conclusions.

ARTICLE II

RESPONSIBILITY FOR TAXES; INDEMNIFICATION

2.1 Allocation and Indemnification.

(a) General Allocation of Liability. Except as otherwise provided in Sections 2.1(b) and 2.1(c), (i) Think Finance shall be responsible for and shall pay any and all Think Finance Taxes and (ii) Elevate shall be responsible for and shall pay any and all Elevate Taxes.

(b) Indemnification by Think Finance. Think Finance shall be responsible for, and shall indemnify, defend, and hold harmless Elevate and each Elevate Indemnitee from and against all (i) Think Finance Taxes for any Tax period (except as otherwise provided in Section 2.1(c)), (ii) Transfer Taxes, and (iii) Distribution Taxes.

(c) Indemnification by Elevate. Elevate shall be responsible for, and shall indemnify, defend, and hold harmless Think Finance and each TF Indemnitee from and against all Elevate Taxes.

(d) Notice of Claim. If any Party (an “Indemnifying Party”) is required to indemnify any Person (an “Indemnitee”) entitled to indemnification or reimbursement (an “Indemnity Payment”) pursuant to this Section 2.1, the Indemnitee shall submit its calculations of the amount of the Indemnity Payment required to be paid in a written notice, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnitee, no later than fifteen (15) days after the Indemnifying Party receives the Indemnitee’s notice, the amount calculated in the notice. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnitee of its disagreement in writing within fifteen (15) days of receiving such calculations, in which case no payment shall be made until the disagreement is resolved in accordance with the provisions of this Agreement.

(e) Reduction in Claim. Any Indemnity Payment by any Party under this Section 2.1 shall be (i) reduced to take into account the amount of any Tax Benefit to the Indemnitee resulting from the Liability so indemnified or reimbursed and (ii) increased so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Indemnitee receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 2.1(e), the amount of any Tax Benefit and any Income Taxes shall be calculated on the basis that the Indemnitee is subject to the highest marginal regular statutory Income Tax rate, has sufficient taxable income to permit the realization or receipt of any relevant Tax Benefit at the earliest possible time and is not subject to the alternative minimum tax.

(f) Refunds. Refunds (or reductions in Tax in lieu of a refund) received and the amount of credits claimed by one Party with respect to Taxes for which the other Party is responsible under this Agreement shall be remitted to such other Party within fifteen (15) days after the first Party receives such refund or files the Tax Return claiming such reduction in Tax or credit, as applicable. In the event that any such refund is subsequently required to be returned to the applicable Taxing Authority or the credit (or reduction in Tax) is subsequently reduced as a result of any adjustment required by any Taxing Authority, such other Party shall pay the amount of such returned refund or such reduction to the first Party within fifteen (15) days of receiving notice thereof from the first Party.

(g) Straddle Periods. For purposes of this Article II, any liability for Taxes attributable to a Straddle Period shall be apportioned between the Pre-Distribution Tax Period and the Post-Distribution Tax Period (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Distribution Date.

(h) Tax Treatment of Indemnity Payments. All Indemnity Payments made pursuant to this Section 2.1 shall be treated as relating to periods ending on or prior to the Distribution Date and shall be treated for all Tax purposes as (i) an adjustment to the amount of cash contributed to Elevate pursuant to Section 2.1 of the Separation Agreement and (ii) to the extent the aggregate net indemnity payments to the TF Group would exceed the amount of such contributed cash, as a distribution with respect to stock of Elevate.

2.2 Preparation of Tax Returns and Obligation to Remit Taxes.

(a) Think Finance Tax Returns. Think Finance shall prepare and timely file (taking into account applicable extensions) all Think Finance Tax Returns and shall timely remit all Taxes shown to be due and payable on such Tax Returns to the applicable Taxing Authority. Except as otherwise provided under Section 2.1(f), Think Finance shall be entitled to all refunds shown to be due and payable on Think Finance Tax Returns.

(b) Elevate Separate Tax Returns. Elevate shall prepare and timely file (taking into account applicable extensions) all Elevate Separate Tax Returns and shall timely remit all Taxes shown to be due and payable on such Tax Returns to the applicable Taxing Authority. Except as otherwise provided under Section 2.1(f), Elevate shall be entitled to all refunds shown to be due and payable on Elevate Separate Tax Returns.

(c) Distribution Tax Returns. Think Finance shall be responsible for preparing and filing any Tax Return relating to Distribution Taxes and shall provide a copy of such Tax Return to Elevate. Think Finance and Elevate agree to cooperate in minimizing the amount of any such Distribution Taxes and in the filing of all necessary documentation and all Tax Returns, reports and forms with respect to all such Distribution Taxes.

(d) Transfer Tax Returns. Think Finance shall be responsible for preparing and filing any Transfer Tax Returns.

(e) Obligation to Remit Taxes. Think Finance and Elevate shall each remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party to any Taxing Authority). In the case of any Tax (or portion thereof) required to be remitted by one Party pursuant to this Section 2.2 (the “Remitting Party”) as to which the other Party has an indemnification obligation pursuant to Section 2.1, the Indemnifying Party shall pay the amount of such Tax to the Remitting Party at least two (2) business days before payment of the relevant amount is required to be remitted to the Taxing Authority or, if later, within five (5) business days after a written request for payment is made by the Remitting Party.

(f) Consistency. Unless otherwise required by a Taxing Authority, the Parties agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement and the Distribution Tax Treatment.

(g) Amended Returns. Think Finance may amend any Think Finance Tax Return for a Straddle Period (i) to the extent required by any Taxing Authority or (ii) if the amendment is prepared in a manner consistent with past practices of the Parties, does not affect the Distribution Tax Treatment, and does not increase any Elevate Taxes or otherwise give rise to an indemnification obligation of Elevate under Section 2.1 (except to the extent that Elevate has provided written consent to the filing of any such amended Think Finance Tax Return).

2.3 Audits and Proceedings. Notwithstanding any other provision hereof, if, after the Distribution Date, an Indemnitee or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is entitled to indemnification pursuant to Section 2.1, the Indemnitee shall promptly deliver such Tax Notice to the Indemnifying Party; provided, however, that the failure of the Indemnitee to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnitee pursuant to Section 2.1, except to the extent that the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to deliver such Tax Notice. The Indemnifying Party shall pay to the Indemnitee the amount of any Tax liability within fifteen (15) days after a Final Determination of such Tax liability. Think Finance shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving (i) any Think Finance Tax Return, or (ii) the Distribution or any transaction associated therewith as described in the Separation Agreement. Subject to Think Finance’s control right, upon request by Elevate, Elevate shall, at Elevate’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Elevate under this Agreement or that relates to the Distribution Tax Treatment, and Think Finance shall not settle any such Tax Contest without the consent of Elevate, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything else to the contrary contained herein, in the case of any such Tax Contest relating to the Distribution Tax Treatment, absent a settlement of such Tax Contest pursuant to the preceding sentence, Think Finance shall be required to exhaust all administrative remedies available with respect to such Tax Contest.

2.4 Earnings and Profits Allocation. Think Finance will advise Elevate in writing of the decrease in Think Finance’s earnings and profits attributable to the Distribution under Section 312(h) of the Code on or before the first anniversary of the Distribution.

ARTICLE III

COVENANTS

3.1 Covenants. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, during the Restricted Period, no Party shall take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with any representation or covenant made in any Tax Representation Letters.

ARTICLE IV

COOPERATION

4.1 General. Each Party shall fully cooperate with the other Party in connection with the preparation and filing of any Tax Return and the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

4.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (i) the allocation of Taxes between Think Finance and Elevate as set forth in this Agreement or (ii) the Distribution Tax Treatment.

ARTICLE V

RETENTION OF RECORDS; ACCESS

5.1 Retention of Records; Access. To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement after the Distribution Date, the Parties agree to use their reasonable best efforts to retain all Tax Records in their respective possession or control in accordance with the policies of Think Finance as in effect on the Distribution Date or such other policies as may be adopted by Think Finance after the Distribution Date (provided, in the case of Elevate, that Think Finance notifies Elevate of any such change). No Party will destroy, or permit any of its Subsidiaries to destroy, any Tax Records which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the later of (i) the retention period set forth in such policies (unless the Party provides notice to the other Party of the proposed destruction and gives the other Party the opportunity to take possession of such information prior to such destruction) or (ii) sixty-days after the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

ARTICLE VI

DISPUTE RESOLUTION

6.1 Step Process. Any controversy or claim between the Parties arising out of or relating to any provision of this Agreement or any Tax matter covered by this Agreement (a “Tax Dispute”), shall be resolved: (i) first, by negotiation with the possibility of mediation as provided in Section 6.2; and (ii) then, if negotiation and mediation fail, by binding arbitration as provided in Section 6.3. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VI shall be the exclusive means for resolution of any Tax Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

6.2 Negotiation and Mediation. If either Party serves written notice of a Tax Dispute upon the other Party (a “Dispute Notice”), the Parties will first attempt to resolve such Tax Dispute by direct discussions and negotiation. If the Parties agree, the Parties may also attempt to resolve the Tax Dispute by a mediation administered by the American Arbitration Association under its Commercial Mediation Procedures.

6.3 Arbitration.

(a) If a Tax Dispute is not resolved within 45 days after the service of a Dispute Notice, either Party shall have the right to commence arbitration. In that event, the Tax Dispute shall be resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”). Any Tax Dispute concerning the propriety of the commencement of the arbitration shall be finally settled by such arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its Assets.

(b) The number of arbitrators shall be three. The claimant shall designate an arbitrator in its request for arbitration and the respondent shall designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they shall have 21 days to select the chair of the arbitral tribunal, and if they are unable to do so, then the third, independent arbitrator will be appointed pursuant to AAA Commercial Arbitration Rules.

6.4 Interim Relief. At any time during the resolution of a Tax Dispute between the Parties, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Tax Dispute is otherwise resolved.

6.5 Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

6.6 Expenses. Each Party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three arbitrators; provided that the arbitral tribunal may award the prevailing Party its reasonable fees and expenses (including attorneys’ fees).

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Think Finance represents on behalf of itself and each other member of the Think Finance Group, and Elevate represents on behalf of itself and each other member of the Elevate Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party hereto acknowledges that it and each other Party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each Party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof).

7.2 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as of the date of this Agreement, including all matters of validity, construction, effect, enforceability, performance and remedies.

7.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Parties hereto.

7.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Think Finance Indemnitee or Elevate Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

7.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 7.5):

If to Think Finance, to:

4150 International Plaza, Ste. 400

Fort Worth, Texas 76109

Attention: Martin Wong, CEO

If to Elevate, to:

4150 International Plaza, Ste. 300

Fort Worth, Texas 76109

Attention: Ken Rees, CEO

Any Party may, by written notice to the other Party, change the address and contact person to which any such notices are to be given.

7.6 Severability. If any provision of this Agreement the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

7.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8 Survival of Covenants. Except as otherwise expressly set forth herein, the covenants, representations and warranties contained in this Agreement and liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

7.9 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.10 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

7.11 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement, any Ancillary Agreement or any other any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

7.12 Interpretation. In this Agreement (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (ii) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (iii) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) means “including, without limitation”; (v) the word “or” shall not be exclusive; and (vi) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof.

7.13 Relationship of the Parties. It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement and the Ancillary Agreements, (i) no member of the Elevate Group shall be deemed to be an Affiliate of any member of the Think Finance Group and (ii) no member of the Think Finance Group shall be deemed to be an Affiliate of any member of the Elevate Group.

7.14 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER ELEVATE OR ITS AFFILIATES, ON THE ONE HAND, NOR THINK FINANCE OR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE

LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

Remainder of page intentionally left blank; signature page to follow

IN WITNESS WHEREOF, the parties have caused this Tax Sharing Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

THINK FINANCE, INC.

By:	/s/ Kenneth E. Rees

Name:	Kenneth E. Rees

Title:	President

ELEVATE CREDIT, INC.

By:	/s/ Kenneth E. Rees

Name:	Kenneth E. Rees

Title:	President